Exhibit 10.8

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made by and between Concho Resources Inc., a Delaware corporation (“Company”), and J. Steve Guthrie (“Employee”).

WITNESSETH:

WHEREAS, both Employee and Company seek to enter into an agreement regarding Employee’s employment with Company or a subsidiary of Company and in doing so agree that this Agreement supersedes any previous contracts between Employee and Company relating to such subject matter and identified as an Employment Agreement, including the Employment Agreement dated January 25, 2011 (the “Employment Agreement”); and

WHEREAS, Company is desirous of continuing to employ Employee in a Special Advisor capacity on the terms and conditions, and for the consideration, hereinafter set forth, and Employee is desirous of continuing to be employed by Company on such terms and conditions and for such consideration; and

WHEREAS, Employee shall resign from his position as Senior Vice President of Business Operations and Engineering of the Company, effective as of the Effective Date (defined below).

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Employee agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATIONS

1.1.	Definitions.

(a)	“Board” shall mean the Board of Directors of the Company.

(b)

“Cause” shall mean Employee (i) has engaged in gross negligence, gross incompetence or willful misconduct in the performance of Employee’s duties, (ii) has refused, without proper reason, to perform Employee’s duties, (iii) has materially breached any material provision of this Agreement or corporate policy or code of conduct established by Company, (iv) has willfully engaged in conduct which is materially injurious to Company or its subsidiaries (monetarily or otherwise), (v) has committed an act of fraud, embezzlement or willful breach of a fiduciary duty to Company or an affiliate (including the unauthorized disclosure of confidential or proprietary material information of Company or an affiliate), (vi) has been convicted of (or pleaded no contest to) a crime involving fraud, dishonesty or moral turpitude or any felony, or (vii) has used Company securities owned by or controlled by Employee as collateral for a securities margin account.

(c)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(d)	“Compensation Committee” shall mean the Compensation Committee of the Board.

(e)

“Disability” shall mean that, as a result of Employee’s incapacity due to physical or mental illness, Employee shall have been absent from the full-time performance of Employee’s duties for six consecutive months and Employee shall not have returned to full-time performance of Employee’s duties within 30 days after written notice of termination is given to Employee by Company (provided, however, that such notice may not be given prior to 30 days before the expiration of such six-month period).

(f)	“Effective Date” shall mean January 1, 2019.

(g)	“Expiration Date” shall mean January 5, 2020.

1.2.

Interpretations. In this Agreement, unless a clear contrary intention appears, (a) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not any particular Article, Section or other subdivision, (b) reference to any Article or Section means such Article or Section hereof, (c) the words “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term, and (d) where any provision of this Agreement refers to action to be taken by either party, or which such party is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such party.

ARTICLE 2

EMPLOYMENT AND DUTIES

2.1.

Employment. Effective as of the Effective Date and continuing for the period of time set forth in Section 3.1, Employee’s employment by Company shall be subject to the terms and conditions of this Agreement.

2.2.

Positions. From and after the Effective Date, (a) Employee shall serve as a Special Advisor to the Company and (b) Employee shall be employed by Company or a subsidiary or affiliate of Company. The Company may at any time and from time to time assign Employee to a different position or positions with the Company and cause Employee to be employed by Company or any subsidiary or affiliate of Company. Subject to the provisions of the last sentence of Section 5.5(a), employment with a subsidiary or affiliate of Company pursuant to the preceding sentence shall be considered as employment with Company for purposes of this Agreement.

2.3.

Duties and Services. Employee agrees to serve in the positions referred to in Section 2.2 and to perform diligently and to the best of Employee’s abilities the duties and services appertaining to such positions as determined by the Company from time to time. Employee’s employment shall also be subject to the policies maintained and established by Company that are of general applicability to Company’s employees, as such policies may be amended from time to time.

2.4.

Other Interests. Employee agrees, during the period of Employee’s employment by Company, to devote substantially all of Employee’s business time, energy and best efforts to the business and affairs of Company and its affiliates and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of Company, except with the consent of the Company. The foregoing notwithstanding, the parties recognize and agree that, subject to Section 1.1(b)(vii), Employee may engage in passive personal investment and charitable activities that do not conflict with the business and affairs of Company or interfere with Employee’s performance of Employee’s duties hereunder, which shall be at the sole determination of the Company. As of the date of this Agreement, the Company has approved the activities set forth on Attachment A to this Agreement, subject to the limitations set forth thereon; provided, however, that during the period of Employee’s employment by Company, such activities may not interfere with Employee’s performance of his duties and services as an employee of Company.

2.5.

Duty of Loyalty. Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty to act at all times in the best interest of Company. In keeping with such duty, Employee shall make full disclosure to Company of all business opportunities pertaining to Company’s business and shall not appropriate for Employee’s own benefit business opportunities concerning Company’s business.

ARTICLE 3

TERM AND TERMINATION OF EMPLOYMENT

3.1.	Term. Unless sooner terminated pursuant to other provisions hereof, Company agrees to employ Employee for the period beginning on the Effective Date and ending on the Expiration Date.

3.2.

Company’s Right to Terminate. Notwithstanding the provisions of Section 3.1, Company shall have the right to terminate Employee’s employment under this Agreement at any time for any of the following reasons:

(a)	upon Employee’s death;

(b)	upon Employee’s Disability; or

(c)	for Cause.

3.3.

Employee’s Right to Terminate. Notwithstanding the provisions of Section 3.1, Employee shall have the right to terminate Employee’s employment under this Agreement at any time for any reason whatsoever, in the sole discretion of Employee.

3.4.

Notice of Termination. If Company desires to terminate Employee’s employment hereunder at any time prior to the Expiration Date, it shall do so by giving written notice to Employee that it has elected to terminate Employee’s employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder. If Employee desires to terminate Employee’s employment hereunder at any time prior to the Expiration Date,

Employee shall do so by giving a 60-day written notice to Company that Employee has elected to terminate Employee’s employment hereunder and stating the effective date and reason for such termination; provided, however, that (a) no such action shall alter or amend any other provisions hereof or rights arising hereunder and (b) Company may accelerate Employee’s elected effective date of termination to any date of Company’s choice from and after its receipt of such notice, and such action by Company shall not change the basis for Employee’s termination nor be construed or interpreted as a termination of Employee’s employment by Company for any reason whatsoever.

ARTICLE 4

COMPENSATION AND BENEFITS

4.1.

Base Salary. During the period of this Agreement, Employee shall receive a minimum base salary of $40,000.00 per month. Employee’s base salary may, in the sole discretion of the Compensation Committee, be increased, but not decreased, effective as of any date determined by the Compensation Committee. Employee’s base salary shall be paid in equal installments in accordance with Company’s standard policy regarding payment of compensation to employees but no less frequently than monthly.

4.2.

Bonuses. Employee acknowledges and agrees that he shall be ineligible for participation in Company’s 2019 annual cash incentive plan as approved from time to time by the Board or the Compensation Committee.

4.3.

Company Benefits. Employee and, to the extent applicable, Employee’s spouse, dependents and beneficiaries, shall be allowed to participate in all benefits, plans and programs, including improvements or modifications of the same, which are, or may hereafter be, available to other similarly situated employees of Company. Company shall not, however, by reason of this paragraph, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such benefit plan or program.

ARTICLE 5

EFFECT OF TERMINATION ON COMPENSATION

5.1.

Termination Upon the Expiration Date or Upon Death or Disability. If Employee’s employment hereunder shall terminate upon the Expiration Date or upon death or Disability, then all compensation and benefits to Employee hereunder shall continue to be provided until the date of such termination of employment and such compensation and benefits shall terminate contemporaneously with such termination of employment; provided, however, that subject to the provisions of Sections 5.3, 5.4 and 5.5, Company shall:

(a)	pay Employee an amount equal to $384,000.00, which amount shall be paid in one lump sum within 60 days following the date of such termination of employment; and

(b)

during the portion, if any, of the 18-month period commencing on the date of such termination of employment that Employee is eligible to elect and timely elects to continue group health plan coverage, as applicable, under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and/or Sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended, pay the premiums for such continued group health coverage for Employee and his covered dependents (as of the date of termination of employment) pursuant to COBRA.

5.2.

Termination Prior to the Expiration Date. If Employee’s employment hereunder shall terminate prior to the Expiration Date for Cause or by Employee pursuant to Section 3.3, then all compensation and benefits to Employee hereunder shall continue to be provided until the date of such termination of employment and such compensation and benefits shall terminate contemporaneously with such termination of employment.

5.3.

Parachute Payments. Notwithstanding anything to the contrary in this Agreement, if Employee is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the benefits provided for in this Article, together with any other payments and benefits which Employee has the right to receive from Company and its affiliates, would constitute a ‘‘parachute payment” (as defined in Section 280G(b)(2) of the Code), then the benefits provided hereunder (beginning with any benefit to be paid in cash hereunder) shall be either (1) reduced (but not below zero) so that the present value of such total amounts and benefits received by Employee from Company will be one dollar ($1.00) less than three times Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Employee shall be subject to the excise tax imposed by Section 4999 of the Code or (2) paid in full, whichever produces the better net after-tax position to Employee (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The determination as to whether any such reduction in the amount of the benefits provided hereunder is necessary shall be made by the Compensation Committee in good faith and in consultation with Employee and tax and legal advisors of Company. If a reduced cash payment is made and through error or otherwise that payment, when aggregated with other payments and benefits from Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Employee’s base amount, then Employee shall immediately repay such excess to Company upon notification that an overpayment has been made. Nothing in this Section 5.3 shall require Company to be responsible for, or have any liability or obligation with respect to, Employee’s excise tax liabilities under Section 4999 of the Code.

5.4.

Release and Full Settlement. As a condition to the receipt of any severance compensation and benefits under this Agreement, Employee must first execute a release and agreement, in a form reasonably satisfactory to Company, which (1) shall release and discharge Company and its affiliates, and their officers, directors, employees and agents from any and all claims or causes of action of any kind or character, including all claims or causes of action arising out of Employee’s employment with Company or its affiliates or the termination of such employment, and (2) must be effective and irrevocable by the 55th day after the termination of Employee’s employment. In the event Employee dies or is incapacitated prior to the completion of any payment(s) owed pursuant to this Agreement, Company will direct the remaining payment(s) to Employee’s personal representative, provided that the personal representative signs the applicable release and agreement on Employee’s behalf and/or on behalf of Employee’s estate. If Employee is entitled to and receives the benefits provided hereunder, performance of the obligations of Company hereunder will constitute full settlement of all claims that Employee might otherwise assert against Company on account of Employee’s employment and termination of employment.

5.5.

Section 409A of the Code. Company and Employee intend that payments and benefits under this Agreement comply with or are exempt from Section 409A of the Internal Revenue Code (the “Code”), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith or exempt therefrom. If for any reason, such as imprecision in drafting, any provision of this Agreement does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Code Section 409A and shall be interpreted by Company in a manner consistent with such intent, as determined in the discretion of Company. It is intended that each installment of the payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Code Section 409A. While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Code Section 409A, in no event whatsoever will Company or any of its respective affiliates be liable for any additional tax, interest, or penalties that may be imposed on Employee as a result of Code Section 409A or any damages for failing to comply with Code Section 409A. Employee hereby acknowledges and agrees that neither the Company nor any of the Company’s representatives or advisors is providing Employee with any legal or tax advice with respect to the matters contemplated in this Agreement, and Employee has had an opportunity to consult with and seek the advice of his or her own legal and tax advisors regarding the payments and benefits under this Agreement, including the application, if any, of Section 409A of the Code. Notwithstanding anything herein to the contrary, to the extent the benefits set forth in this Agreement constitute “non-qualified deferred compensation” subject to Code Section 409A, then the following conditions apply to the payment of such benefits:

(a)

Notwithstanding the foregoing provisions of this Article 5, if the payment of any severance compensation or severance benefits under this Agreement would be subject to additional taxes and interest under Section 409A of the Code because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B) of the Code, then any such payments that Employee would otherwise be entitled to during the first six months following the date of Employee’s termination of employment shall be accumulated and paid on the date that is six months after the date of Employee’s termination of employment (or if such payment date does not fall on a business day of Company, the next following business day of Company), or such earlier date upon which such amount can be paid under Section 409A of the Code without being subject to such additional taxes and interest. Employee hereby agrees to be bound by Company’s determination of its “specified employees” (as such term is defined in Section 409A of the Code) in accordance with any of the methods permitted under the regulations issued under Section 409A of the Code. The provisions of this Section 5.5 shall also apply, to the extent required under Section 409A of the Code, to any payment of the Non-Compete Amount (defined below) to Employee pursuant to Section 7.l(b). For the purposes of this Agreement, Employee shall be considered to have terminated employment with Company when Employee incurs a “separation from service” with Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder; provided, however, that whether such a separation from service has occurred shall be determined based upon a reasonably anticipated permanent reduction in the level of bona fide services to be performed to no more than 49% of the average level of bona fide services provided in the immediately preceding 36 months.

(b)	Neither Employer nor Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Code Section 409A.

If any other payments of money or other benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Code Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company that does not cause such an accelerated or additional tax. Employee shall not have any right to determine a date of payment of any amount under this Agreement. Notwithstanding anything herein to the contrary, to the extent required by Section 409A (1) the amount of expenses eligible for reimbursement or in-kind benefits provided under this Agreement during a calendar year will not affect the expenses eligible for reimbursement or in-kind benefits provided in any other calendar year, and (2) the right to reimbursement or in-kind benefits provided under this Agreement shall not be subject to liquidation or exchange for another benefit.

5.6.

Liquidated Damages. In light of the difficulties in estimating the damages for an early termination of Employee’s employment under this Agreement, Company and Employee hereby agree that the payments, if any, to be received by Employee pursuant to this Article 5 shall be received by Employee as liquidated damages.

5.7.

Other Benefits. This Agreement governs the rights and obligations of Employee and Company with respect to Employee’s base salary and certain perquisites of employment. Except as expressly provided herein, Employee’s rights and obligations both during the term of his employment and thereafter with respect to stock options, restricted stock, incentive and deferred compensation, life insurance policies insuring the life of Employee, and other benefits under the plans and programs maintained by Company shall be governed by the separate agreements, plans and other documents and instruments governing such matters.

ARTICLE 6

PROTECTION OF CONFIDENTIAL INFORMATION

6.1.

Disclosure to and Property of Company. All information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during the period of Employee’s employment by Company (whether during business hours or otherwise and whether on Company’s premises or otherwise) that relate to Company’s (or any of its affiliates’) business, trade secrets, products or services (including, without limitation, all such information relating to corporate opportunities, product specification, compositions, manufacturing and distribution methods and processes, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisitions prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, marketing and merchandising techniques, business plans, computer software or programs, computer software and database technologies, prospective names and marks) (collectively, “Confidential Information”) shall be disclosed to Company and are and shall be the sole and exclusive property of Company (or its affiliates). Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Work Product”) are and shall be the sole and exclusive property of Company (or its affiliates). Upon Employee’s termination of employment with Company, for any reason, Employee promptly shall deliver such Confidential Information and Work Product, and all copies thereof, to Company.

6.2.

Disclosure to Employee. Company has and will disclose to Employee, or place Employee in a position to have access to or develop, Confidential Information and Work Product of Company (or its affiliates); and/or has and will entrust Employee with business opportunities of Company (or its affiliates); and/or has and will place Employee in a position to develop business good will on behalf of Company (or its affiliates). Employee agrees to preserve and protect the confidentiality of all Confidential Information or Work Product of Company (or its affiliates).

6.3.

No Unauthorized Use or Disclosure. Employee agrees that he will not, at any time during or after Employee’s employment by Company, make any unauthorized disclosure of, and will prevent the removal from Company premises of, Confidential Information or Work Product of Company (or its affiliates), or make any use thereof, except in the carrying out of Employee’s responsibilities during the course of Employee’s employment with Company. Employee shall use commercially reasonable efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by him hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby. Employee shall have no obligation hereunder to keep confidential any

Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Employee shall provide Company with prompt notice of such requirement prior to making any such disclosure, so that Company may seek an appropriate protective order. At the request of Company at any time, Employee agrees to deliver to Company all Confidential Information that he may possess or control. Employee agrees that all Confidential Information of Company (whether now or hereafter existing) conceived, discovered or made by him during the period of Employee’s employment by Company exclusively belongs to Company (and not to Employee), and Employee will promptly disclose such Confidential Information to Company and perform all actions reasonably requested by Company to establish and confirm such exclusive ownership. Affiliates of Company shall be third party beneficiaries of Employee’s obligations under this Article 6. As a result of Employee’s employment by Company, Employee may also from time to time have access to, or knowledge of, Confidential Information or Work Product of third parties, such as customers, suppliers, partners, joint venturers, and the like, of Company and its affiliates. Employee also agrees to preserve and protect the confidentiality of such third party Confidential Information and Work Product to the same extent, and on the same basis, as Company’s Confidential Information and Work Product. Nothing in this Article, or in any other provision of this Agreement, prohibits Employee from reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, including to the United States Department of Justice, the Securities and Exchange Commission, Congress, and/or any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions or other provisions of federal, state, or local law or regulation. Employee does not need to provide prior notice to the Company to make any such reports or disclosures and Employee is not required to notify Company that Employee has made such reports or disclosures.

6.4.

Ownership by Company. If, during Employee’s employment by Company, Employee creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as videotapes, written presentations, or acquisitions, computer programs, E-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to Company’s business, products, or services, whether such work is created solely by Employee or jointly with others (whether during business hours or otherwise and whether on Company’s premises or otherwise), including any Work Product, Company shall be deemed the author of such work if the work is prepared by Employee in the scope of Employee’s employment; or, if the work is not prepared by Employee within the scope of Employee’s employment but is specially ordered by Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and Company shall be the author of the work. If such work is neither prepared by Employee within the scope of Employee’s employment nor a work specially ordered that is deemed to be a work made for hire, then Employee hereby agrees to assign, and by these presents does assign, to Company all of Employee’s worldwide right, title, and interest in and to such work and all rights of copyright therein.

6.5.

Assistance by Employee. During the period of Employee’s employment by Company and thereafter, Employee shall, at Company’s expense, assist Company and its nominee, at any time, in the protection of Company’s (or its affiliates’) worldwide right, title and interest in and to Work Product and the execution of all formal assignment documents requested by Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.

6.6.

Remedies. Employee acknowledges that money damages would not be sufficient remedy for any breach of this Article 6 by Employee, and Company or its affiliates shall be entitled to enforce the provisions of this Article 6 by terminating payments then owing to Employee under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 6 but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Employee and his agents.

ARTICLE 7

NON-COMPETITION AND RELATED OBLIGATIONS

7.1.

General. (a) As part of the consideration for Company’s employment of Employee and the compensation and benefits that may be paid to Employee hereunder; to protect the trade secrets and Confidential Information of Company or its affiliates that have been and will in the future be disclosed or entrusted to Employee, the business good will of Company or its affiliates that has been and will in the future be developed in Employee, or the business opportunities that have been and will in the future be disclosed or entrusted to Employee by Company or its affiliates; and as an additional incentive for Company to enter into this Agreement, Company and Employee agree to the provisions of this Article 7. Employee agrees that during Employee’s employment with Company and for a period beginning upon the date of the termination of Employee’s employment with Company for any reason and ending on the 12-month anniversary of the date of termination of employment (the “Non-Compete Period”), Employee shall not:

(i)

directly or indirectly, either as principal, agent, independent contractor, consultant, director, officer, employee, employer, advisor, stockholder, partner or in any other individual or representative capacity whatsoever, either for Employee’s own benefit or for the benefit of any other person or entity either (1) hire, contract or solicit, or attempt any of the foregoing with respect to any employee, former employee (who was employed during the 12 months preceding the termination of Employee’s employment) or contractor of Company or its affiliates, or (2) induce or otherwise counsel, advise, or encourage any employee or contractor of Company or its affiliates to leave the employment of Company or its affiliates or terminate the contractor’s relationship with Company or its affiliates; and

(ii)

within any geographic area or market where Company or any of its affiliates are conducting any business or have, during the twelve months preceding the termination of Employee’s employment with Company, conducted such business, as applicable:

(1)

directly or indirectly participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, contractor or otherwise with, or have any financial interest in or aid or assist anyone else in the conduct of, any business in any of the business territories in which Company is presently or from time-to-time conducting business that either conducts a business similar to that conducted by Company or its affiliates or provides or sells a service or product that is the same, substantially similar to or otherwise competitive with the products and services provided or sold by Company or its affiliates (a “Competitive Operation”); provided, however, that this provision shall not preclude Employee after the termination of Employee’s employment with Company from owning less than 2% of the equity securities of any publicly held Competitive Operation so long as Employee does not serve as an employee, officer, director or consultant to such business and further provided that this provision shall not preclude Employee from continuing the approved activities listed on Attachment A to this Agreement;

(2)

directly or indirectly, either as principal, agent, independent contractor, consultant, director, officer, employee, employer, advisor, stockholder, partner or in any other individual or representative capacity whatsoever, either for Employee’s own benefit or for the benefit of any other person or entity call upon, solicit, divert or take away, any customer or vendor of Company or its affiliates with whom Employee dealt, directly or indirectly, during Employee’s engagement with Company or its affiliates, in connection with a Competitive Operation; or

(3)

call upon any prospective acquisition candidate on Employee’s own behalf or on behalf of any Competitive Operation, which candidate is a Competitive Operation or which candidate was, to Employee’s knowledge after due inquiry, either called upon by Company or for which Company or any of its affiliates made an acquisition analysis, for the purpose of acquiring such entity.

(b)

If Employee’s employment with the Company terminates other than for Cause, then subject to Sections 5.3, 5.4 and 5.5, Company shall pay to Employee an aggregate amount equal to $480,000.00 (the “Non-Compete Amount”), which aggregate amount shall be divided into two equal installments with one such installment to be paid on July 31, 2020, and the other such installment to be paid on December 31, 2020.

7.2.

Non-Disparagement. During Employee’s employment with Company and following termination of employment with Company, Employee agrees not to disparage, either orally or in writing, Company, any of Company’s affiliates, businesses, products, services or practices, or any of Company’s or its affiliates’ directors, officers, agents, representatives, stockholders, or employees.

7.3.

New Employer. Employee agrees that prior to accepting any new employment during the Non-Compete Period, Employee shall advise Company of the identity of the potential new employer. Company may serve such new employer with notice of the non-competition restrictions set forth in this Article 7 and may furnish such employer with a copy of this Agreement or the relevant portions thereof.

7.4.

Remedies. Employee acknowledges that money damages would not be a sufficient remedy for any breach of this Article 7 by Employee, and Company or its affiliates shall be entitled to enforce the provisions of this Article 7 by terminating payments then owing to Employee under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 7 but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Employee and his agents.

7.5.

Reformation. Company and Employee agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Article 7 would cause irreparable injury to Company. Employee understands that the foregoing restrictions may limit Employee’s ability to engage in certain businesses anywhere in the United States or such other geographic areas or markets in which Company or any of its affiliates are conducting business or have, during the 12 months preceding the termination of Employee’s employment, conducted such business, as applicable, during the Non-Compete Period, but acknowledges that Employee will receive sufficiently high remuneration and other benefits from Company to justify such restriction. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, Company and Employee intend to make this provision enforceable under the law or laws of all applicable States so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal. Such modification shall not affect the payments made to Employee under this Agreement.

ARTICLE 8

MISCELLANEOUS

8.1.	Payment Obligations Absolute. Except as specifically provided in Sections 6.6 and 7.4, Company’s obligation to pay (or cause one of its subsidiaries to pay) Employee the amounts and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which Company (including its subsidiaries) may have against him or anyone else. All amounts payable by Company (including its subsidiaries hereunder) shall be paid without notice or demand. Employee shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of Company’s obligations to make (or cause to be made) the payments and arrangements required to be made under this Agreement.

8.2.

Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company to:	Concho Resources Inc.
600 W. Illinois Avenue
Midland, Texas 79701
Attention: Vice President and Chief of Staff

With a copy to:

Concho Resources Inc.
600 W. Illinois Avenue
Midland, Texas 79701
Attention: Senior Vice President, General Counsel

If to Employee to:	Mr. J. Steve Guthrie
5305 Scottsboro
Midland, Texas 79707

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

8.3.	Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas.

8.4.

No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8.5.

Severability. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.6.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

8.7.

Withholding of Taxes and Other Employee Deductions. Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Company’s employees generally.

8.8.	Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

8.9.	Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

8.10.

Assignment. This Agreement shall be binding upon and inure to the benefit of Company and any successor of Company, by merger or otherwise. This Agreement shall also be binding upon and inure to the benefit of Employee and his estate. If Employee shall die prior to full payment of amounts due pursuant to this Agreement, such amounts shall be payable pursuant to the terms of this Agreement to his estate. Employee shall not have any right to pledge, hypothecate, anticipate or assign this Agreement or the rights hereunder, except by will or the laws of descent and distribution.

8.11.

Term. This Agreement has a term co-extensive with the term of employment provided in Section 3.1. Termination shall not affect any right or obligation of any party which is accrued or vested prior to such termination. The provisions of Articles 6 and 7 shall survive the termination of this Agreement.

8.12.

Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to such subject matter. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof are hereby null and void and of no further force and effect, including, without limitation, all prior employment and severance agreements, if any, by and between Company and Employee, including, without limitation, the Employment Agreement. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

[Signatures begin on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 1st day of January, 2019, to be effective as of the Effective Date.

Concho Resources Inc.

By:	/s/ Timothy A. Leach

	Name:	Timothy A. Leach

	Title:	Chief Executive Officer

COMPANY

J. Steve Guthrie

/s/ J. Steve Guthrie

EMPLOYEE

ATTACHMENT A

TO

EMPLOYMENT AGREEMENT

BETWEEN

CONCHO RESOURCES INC.

AND

J. STEVE GUTHRIE

PERMITTED ACTIVITIES

As of the Effective Date, the Company has approved Employee’s participation in the following activities:

•	As disclosed on the Employment Agreement between J. Steve Guthrie and Company dated January 25, 2011